CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated February 22, 2006 on the financial statements and financial highlights of Wells S&P REIT Index Fund, included in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-35677) of Wells Family of Real Estate Funds, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.





                                                       /s/ ERNST & YOUNG LLP


Cincinnati, Ohio
August 16, 2006